COAL SALES ORDER

THIS COAL SALES ORDER ("Order") dated November 5, 2009 confirms the sale of coal by Westmoreland Coal Sales Company (“WCSC”) to Red Trail Energy, LLC (“Buyer”) pursuant to the following terms and conditions.

ORDER NUMBER:      Red Trail WCSC #003-2010/2011

SOURCE:
The primary source of the coal to be delivered hereunder shall be from Western Energy Company’s (“WECO”) Rosebud Mine located at Colstrip, Montana, until such time as the BNSF Railway begins to provide single-car service from the Absaloka Coal LLC (“ACL”) Absaloka Mine at BNSF designation Kuehn, Montana, at which time the Absaloka Mine shall become the primary source of coal. The delivering mine hereinafter referred to as the “Mine.”

WECO and ACL are affiliates of WCSC.

TERM:	January 1, 2010 through December 31, 2011.

QUANTITY:	The quantities of coal to be delivered in each year shall be no less than 90,000 tons and no more than 115,000 tons per year.

For purposes of this Order, a “ton” shall mean 2,000 pounds avoirdupois.

In the event Buyer shuts down for any reason or cause and does not purchase coal from other sources, the amount of coal which Buyer would ordinarily consume during such shutdown will be reduced and such amount shall be deducted from the amount of coal Buyer is required to purchase pursuant to this Order. Buyer will give prompt notice to WCSC of any shutdown and the reduced amount of coal required as a result during such shutdown.

In the event WCSC fails to provide the coal required in a timely manner, other than due to an event of force majeure, and Buyer is required to obtain the coal through alternate means (i.e. using trucks to haul the coal from the mines or obtaining coal from another company), and Buyer has provided WCSC a reasonable opportunity to provide coal from other sources or to otherwise address its delay in a timely manner, WCSC shall be liable to Buyer for the cost difference between the cost to obtain the coal under the terms of this Order and the cost actually paid by Buyer to obtain the coal using alternate means, specifically excluding any incidental or consequential costs or damages.

DELIVERY DATE & SCHEDULE:

Buyer and WCSC shall coordinate and agree upon the delivery schedule in a prompt manner based on the needs of Buyer.

POINT OF DELIVERY:  The Point of Delivery for coal sold hereunder shall be F.O.B. Mine, loaded into Buyer provided railcars.  All title and risk of loss shall transfer to Buyer upon loading into railcars.

PRICE:	The price of coal F.O.B. Mine, in United States dollars, (“Price”) shall be as follows:

	Rosebud Mine	Absaloka Mine
January 1-June 30, 2010	$****	$****
July 1-December 31, 2010	$****	$****
January 1-June 30, 2011	$****	$****
July 1-December 31, 2011	$****	$****

In the event, subsequent to December 31, 2009, the supplying Mine(s) has increased costs in the mining, production, processing, delivery or marketing of coal under this Order as a result of any new, amended or reinterpreted federal, state or local law, regulation, rule or order, WCSC shall have the right to increase the Price in an amount equal to the increased costs. Notwithstanding the foregoing and in lieu of paying the increased Price, Buyer shall have the right to elect to terminate this Order upon thirty (30) days prior written to WCSC.

**** - Confidential treatment has been requested with respect to certain portions of this exhibit.  Omitted portions have been filed separately with the Securities and Exchange Commission.

QUALITY:
Typical coal quality specifications are set forth below. Buyer acknowledges that the quality of actual coal deliveries may vary based on industry standards from the typical specifications below.  All qualities below are on as As-Received basis.

Quality	Rosebud Mine	Absaloka Mine
Btu/lb	8,500	8,600
Sulfur	0.70%	0.65%
Na20 in Ash	0.10%-2.00%	0.5%-2.00%
Ash	9.35%	9.65%

Notwithstanding the above, WCSC shall cause the Rosebud Mine to make commercially reasonable efforts to supply coal with a sulfur content of 0.65% or less.

The size of the coal provided hereunder shall be two inch by zero inch (2” x 0”) with a maximum oversize of ten percent (10%). WCSC will use commercially reasonable efforts to maintain a top size not to exceed three inches (3”).

BILLING:	Buyer will be invoiced for coal to the address shown below unless Buyer otherwise advises WCSC in writing of a different address to which invoices should be mailed:

P.O. Box 11
Richardton, ND 58652
Telephone #:   701-974-3308
Telefax #:  701-974-3309

PAYMENT:
Buyer shall pay invoices within ten (10) days after the date of the invoice at the address provided on the invoices, including by wire if requested by WCSC. WCSC will send invoices for each rail shipment of coal and will have the right to withhold subsequent shipments pending payment of each invoice.

WEIGHTS:	The weight of the coal shall be determined by WCSC at the Mine by certified weigh scale(s).

GENERAL TERMS AND CONDITIONS:  The General Terms and Conditions are as attached.

IN WITNESS WHEREOF, the parties hereto have caused this Order to be executed in duplicate by their duly authorized representatives as of the day and year first above written.

Buyer: Red Trail Energy, LLC

By: /s/ Mark E Klimpel
Title: CFO

WCSC: Westmoreland Coal Sales Company

By: /s/ Virg O. Meyer
Title: VP Sales and Transportation

GENERAL TERMS AND CONDITIONS

1.	Title to and risk of loss of the coal shall pass to Buyer at the Point of Delivery.

2.
The term "force majeure" shall mean any cause beyond the control of the party affected thereby, such as acts of God, strike, lockout, labor dispute, labor shortage, fire, flood, war, riot, explosion, accident, car shortage, embargo, contingencies of transportation, inability to secure supplies or fuel or power, breakdown of machinery or apparatus, regulation or rule or law of any governmental authority, or any other cause, whether similar or dissimilar to the aforestated causes and whether or not foreseen or foreseeable by the parties, which wholly or partially prevents, interrupts or delays the performance  by WCSC or Buyer of their respective obligations under this Order.  A force majeure event affecting any of WCSC's suppliers, including its mining contractor, shall be considered a force majeure event affecting WCSC.  Settlement of a strike, lockout or other labor dispute shall be deemed beyond the control of the party claiming excuse thereby regardless of the cause of, or the ability of such party to settle, such dispute.

If because of force majeure either Buyer or WCSC is unable to carry out its obligations under this Order, except obligations to pay money to the other party, then the obligations of such party shall be suspended to the extent made necessary by such force majeure and during its continuance, provided such force majeure is eliminated insofar as possible and economically practicable with all reasonable dispatch.  Any deficiency in coal tonnage to be delivered under this Order caused by such force majeure shall not be made up except by mutual consent of Buyer and WCSC.

3.	The coal sold hereunder may not be used at, or reconsigned to, any location other than Buyer’s facility, without the prior written consent of WCSC.

4.
WCSC shall provide for sampling and analysis of the coal at the Mine in accordance with ASTM standards. Buyer shall have the right to have a representative present during sampling at any and all times to observe the sampling process. WCSC will provide to Buyer one ASTM sample for each train load, and WCSC shall also provide by email to Buyer an electronic copy of WCSC’s quality analysis for each train load.

5.
Failure of the Buyer to pay for coal delivered in accordance with the terms hereof shall give WCSC the option to (a) suspend further shipments until all previous shipments are paid for, or (b) cancel the Order upon written notice to Buyer, provided that Buyer shall have a thirty (30) day cure period after receipt of a notice of cancellation hereunder.  If in the reasonable judgment of WCSC, Buyer's ability to perform hereunder has or will become impaired, WCSC shall have the right, upon notice to Buyer, to suspend further shipments until WCSC receives adequate assurance of Buyer's performance, which may include a prepayment account equal to one month of coal deliveries.  If such security is not furnished within ten (10) days after receipt of such notice.  WCSC shall have the right to cancel this Order upon notice to Buyer.

6.
This Order shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, either party may assign this Order without such consent to a parent company, or any other affiliate of the assigning party, or for purposes of securing indebtedness, but assignor shall continue to be liable for its performance hereunder.

7.
A party's failure to insist in any one or more instances upon strict performance of a provision of, or to take advantage of any of its rights under this Order shall not be construed as a waiver of such provision or right. No default of either party to this Order in the performance of any of its covenants or obligations hereunder, except the obligation for payment, shall result in a right to the other party to cancel this contract unless such defaulting party shall fail to correct the default within thirty (30) days after written notice of claim of such default has been given by the party claiming such default.

8.
Notice sent by facsimile, first class, certified or registered U.S. Mail, or a reputable over night courier service, addressed to the party to whom such notice is given, at the address of such party stated in this Order or to such other address (or facsimile number) as such party may designate, shall be deemed sufficient notice in any case requiring notice under this Order.

9.
EXCEPT AS EXPRESSLY STATED IN THIS ORDER, WCSC MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING FROM A COURSE OF DEALING, USAGE OF TRADE, OR OTHERWISE, REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, QUANTITY, OR OTHERWISE.  Neither party shall be liable for any punitive, special, incidental or consequential damages (including without limitation, loss of profits or overhead), based upon breach of warranty or of contract, negligence or any other theory of legal liability arising out of this Order; provided, however, such limitation regarding incidental or consequential damages shall not apply to any liability for third party claims for which WCSC has indemnified Buyer pursuant to paragraph 12 below, to the extent that Buyer has liability for such incidental or consequential damages.

10.
The terms and conditions set forth in this Order are considered by both Buyer and WCSC to be CONFIDENTIAL.  Neither party shall disclose any such information to any third party without the advance written consent of the other party, except where such disclosure may be required by law (including by rule or order of the Securities and Exchange Commission) or is necessary to assert a claim or defense in judicial or administrative proceedings, in which event the party desiring to make the disclosure shall advise the other party in advance in writing and shall cooperate to the extent practicable to minimize the disclosure of any such information. If a party believes that any disclosure of the terms of this Order are required by law, such party shall (i) provide prompt written notice to the other party, and (ii) take such steps are reasonably available to minimize the disclosure of the terms of this Order.

11.	This Order shall be governed in all respects by the law of the State of Montana, without regard to its choice of laws provisions.

12.
WCSC shall be (i) liable to Buyer for, and (ii) indemnify and save harmless Buyer from and against any and all claims made or brought by any third party in respect of, any damage, caused by the negligent acts or omissions of WCSC, to (a) Buyer’s or its contracted rail carriers’ equipment while on WCSC’s property except to the extent such damage is caused by the negligence of Buyer or its contracted rail carrier, and (b) Buyer’s equipment, including mobile railcars and stationary equipment at Buyer’s coal combustion facility, to the extent said equipment is damaged due to non-coal material having been interspersed with the coal prior to leaving WCSC’s mine property.

13.
This Order contains the entire agreement of the parties, is expressly limited to the terms and conditions specifically set forth or incorporated by reference herein, supersedes all prior communications between the parties regarding the subject matter of this Order and shall be amended or modified only by agreement of the parties in writing.  Should any provision of this Order for any reason be declared invalid or unenforceable by an order of any court having jurisdiction, such decision shall not affect the validity or enforceability of the remaining provisions of this Order, and such provisions shall remain in full force and effect as if this Order had been executed without the invalid or unenforceable provision.

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Amendment A to Coal Sales Order Number Red Trail WCSC #003-2010/2011

Due to uncertainty regarding government environmental regulations, Red Trail Energy may order less than 90,000 tons of coal if new environmental regulations are passed the force Red Trail to offset its coal usage with a fuel source other than coal.  Possible examples of these environmental regulations include state level or national level low-carbon fuel standards that measure the carbon intensity of the fuel produced or carbon cap and trade legislation.  Red Trail will provide notice to Westmoreland Coal Sales Company if it becomes aware of the passage of such legislation and the effect it will have on the number of tons Red Trail will require.